Exhibit 10.2

SIRIUS XM HOLDINGS INC.

DEFERRED COMPENSATION PLAN

Sirius XM Holdings Inc., a Delaware corporation (the “Company”), hereby establishes the Sirius XM Holdings Inc. Deferred Compensation Plan (as it may be amended and/or restated from time to time, the “Plan”), effective July 1, 2015 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and directors. The Plan is intended to, and shall be interpreted to, comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended, and those provisions of the Employee Retirement Income Security Act of 1974, as amended, that are applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I
DEFINITIONS

1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under the Plan pursuant to Article IV.

1.2 “Base Salary” shall mean a Participant’s annual base salary payable in cash only, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company or its subsidiaries prior to reduction for any salary deferrals under benefit plans sponsored by the Company or its subsidiaries, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.3 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Bonus(es)” shall mean amounts payable in cash only and paid to the Participant by the Company or its subsidiaries in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company or its subsidiaries.

1.6 “Change in Control” shall mean the occurrence of any “Change of Control” as defined under the Sirius XM Holdings Inc. 2015 Long-Term Incentive Plan (as such plan is in effect on the Effective Date and irrespective of any subsequent amendments to such plan) which is also a “change in control event” with respect to the Company for purposes of Code Section 409A.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1

1.8 “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article IX (or, if no such persons are appointed, the Board).

1.9 “Company Contributions” shall mean the contributions, if any, made by the Company or its subsidiaries pursuant to Section 3.3.

1.10 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.11 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.12 “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.

1.13 “Director” shall mean a member of the Board who is not also an employee of the Company or its subsidiaries.

1.14 “Director’s Fees” shall mean cash compensation for services as a member of the Board and any committees thereof, including but not limited to annual and chairperson retainers, but excluding reimbursement of expenses or other non-regular forms of compensation.

1.15 “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of the Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program covering employees of such Participant’s Employer; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.16 “Distributable Amount” shall mean the vested balance, if any, in the applicable Account as determined under Article IV.

1.17 “Eligible Executive” shall mean a highly compensated or management level employee of an Employer or a Director, in either case who is selected by the Committee to be eligible to participate in the Plan.

1.18 “Employer(s)” shall mean:

2

(a) Except as otherwise provided in part (b) of this Section, the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a sponsor.

(b) For the purpose of determining whether a Participant has experienced a Separation from Service:

(1) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under the Plan arises; and

(2) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and/or Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the immediately preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including, without limitation, Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.20 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.

1.21 “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4.

1.22 “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.7 to a Participant who has suffered a Financial Hardship.

1.23 “Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

3

1.24 “Participant” shall mean any Eligible Executive who becomes a Participant in the Plan in accordance with Article II.

1.25 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his or her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.26 “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.

(a) For benefits triggered by the Participant’s Separation from Service (including, without limitation, due to Retirement), the Payment Date shall be the first business day of the seventh month commencing after the month in which the Separation from Service occurs, and the applicable amount shall be calculated as of the last business day prior to such date. Subsequent installments, if any, shall be made in January of each succeeding Plan Year and shall be calculated as of the last business day of December preceding such installment.

(b) For benefits triggered by a (i) Change in Control, (ii) the death of a Participant or (iii) the Disability of a Participant, the Payment Date shall be the first business day of the month commencing after the month in which the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day prior to such date. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death.

(c) The Payment Date of a Scheduled Distribution shall be the first business day of January of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day prior to such date. Subsequent installments, if any, shall be calculated as of the last business day of December of each succeeding Plan Year, and shall be made in January after such succeeding Plan Year.

Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.

1.27 “Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.28 “Plan Year” shall mean the calendar year, except that the first Plan Year shall begin on the Effective Date and end on December 31, 2015.

4

1.29 “Retirement” shall mean a Participant’s Separation from Service following the date on which the combination of (i) the Participant’s age plus (ii) the Participant’s Years of Service equals 62 years.

1.30 “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). Subject to the immediately preceding sentence, for a Participant who provides services to an Employer as an employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with such employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under applicable law or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Participant does not retain a right to reemployment under applicable law or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

For the avoidance of doubt, if a Participant provides services for an Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.31 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including but not limited to any notional earnings thereon, as provided under Section 6.5.

1.32 “Termination of Service” shall mean a Participant’s Separation from Service that does not qualify as a Retirement.

1.33 “Years of Service” shall mean the cumulative years of continuous full-time service with the Company, its subsidiaries and/or the Employer (including, without limitation,

5

approved leaves of absence of six months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Company, its subsidiaries or the Employer, and counting each anniversary thereof. A partial year of service shall not be treated as a Year of Service.

ARTICLE II
PARTICIPATION

2.1 Enrollment Requirements; Commencement of Participation

(a) As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee, or its designees, the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. The Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b) Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in the Plan and required by the Committee, including, without limitation, returning all required documents to the Committee within the specified time period.

(c) If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation. Elections to defer Compensation shall take the form of a dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(1) 50% of Base Salary,

(2) 75% of Bonuses, and

(3) 100% of Director’s Fees.

3.2 Timing of Deferral Elections; Effect of Participant Election(s).

(a) General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st immediately preceding the Plan Year for which such Compensation will be earned. Any deferral election

6

made in accordance with this Section 3.2(a) shall be irrevocable; provided that, if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(d).

(b) Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election; provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan. If a deferral election made in accordance with this Section 3.2(b) relates to Compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of Compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period. Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

(c) Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of the Company or an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section 3.2(c), the term “fiscal year compensation” shall only include Bonuses relating to a service period coextensive with one or more consecutive fiscal years of the Company or an Employer, of which no amount is paid or payable during the Employer’s fiscal year(s) that constitute(s) the service period. A deferral election made in accordance with this Section 3.2(c) shall be irrevocable; provided that, if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.2(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(d).

(d) Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six months before the end of the performance period. In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(d), the

7

Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(e) Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5). Any deferral election(s) made in accordance with this Section 3.2(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(f) Duration of Compensation Deferral Election. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election).

3.3 Company Contributions. The Company and its subsidiaries shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and its subsidiaries, and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions (i) are made on behalf of other Participants, or (ii) were made in prior Plan Years.

3.4 Investment Elections.

(a) Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited or debited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to Section 3.4(b). If a Participant fails to make an election among the Funds as described in this Section 3.4(a), the Participant’s Account balance shall automatically be allocated into the lowest-risk Fund, as determined by the Committee in its sole discretion. A Participant may change any

8

designation made under this Section 3.4(a), as permitted by the Committee, by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section 3.4(a) may be added or deleted by such Participant. Furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

(b) Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to Section 3.4(a) to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited or debited to the Participant’s Account under Article IV. The Company, its subsidiaries and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company, any of its subsidiaries and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.5 Distribution Elections.

(a) Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. Such distribution election for a given Plan Year shall relate solely to that Plan Year’s deferrals. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms.

(b) Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section 3.5(b). Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment applicable upon Retirement or as a Scheduled Distribution shall be permitted if and only if all of the following requirements are met and such delay or change complies with Code Section 409A:

(1) the new election does not take effect until at least 12 months after the date on which the new election is made;

(2) in the case of payments made on account of Retirement or a Scheduled Distribution, the new election delays payment for at least five years from the date that payment would otherwise have been made, absent the new election; and

(3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than 12 months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment

9

would have been made) absent the new election and in no event shall such change to a Scheduled Distribution permit the commencement of payment to be revised to a date beyond the latest commencement date permitted by the Committee.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A and only one change shall be allowed to be made by a Participant for each Plan Year’s deferrals with respect to (i) the form of benefits to be received by such Participant upon Retirement and (ii) the timing and/or form of benefits to be received by such Participant on a Scheduled Distribution, if any. No changes shall be permitted in regard to payments distributable upon Termination of Service, Disability, death or Change in Control. Election changes made pursuant to this Section 3.5(b) shall be made in accordance with rules and limitations established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV
ACCOUNTS

4.1 Deferral Accounts. The Committee shall establish and maintain one or more Deferral Accounts for each Participant under the Plan. Each Participant’s Deferral Account(s) shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant’s Deferral Account(s) shall be credited or debited as follows:

(a) As soon as reasonably practicable after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account(s) with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b) Each business day, each Fund Subaccount of a Participant’s Deferral Account(s) shall be credited or debited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2 Company Contribution Account. If applicable, the Committee shall establish and maintain one or more Company Contribution Accounts for each Participant under the Plan. Each Participant’s Company Contribution Account(s) shall be further divided into separate Fund

10

Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). A Participant’s Company Contribution Account(s) shall be credited or debited as follows:

(a) As soon as reasonably practicable after a Company Contribution is made, if any, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account(s) with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund. Unless the Participant elects otherwise, any Company Contribution that may not be deemed invested in such a Fund shall be deemed invested in the default Fund selected by the Committee for such purpose; and

(b) Each business day, each Fund Subaccount of a Participant’s Company Contribution Account(s) shall be credited or debited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).

4.3 Trust. The Company and the Employers shall be responsible for the payment of all benefits under the Plan. The Company shall establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company, its subsidiaries and/or the Employers under the Plan.

4.4 Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE V
VESTING

5.1 Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account(s).

5.2 Vesting of Company Contribution Account. Amounts credited to the Participant’s Company Contribution Account, if any, shall be vested based upon the schedule or schedules determined by the Committee in its sole discretion and communicated in writing to the Participant.

11

ARTICLE VI
DISTRIBUTIONS

6.1 Retirement Distributions.

(a) Timing and Form of Retirement Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to (i) the Participant’s Deferral Account(s) to which Scheduled Distribution elections pursuant to Section 6.5 do not apply and (ii) the Participant’s Company Contribution Account(s), shall be paid to the Participant in cash on the Payment Date following the Participant’s Retirement, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over a period of up to 10 years. In accordance with a Participant Election, the Participant may elect a separate form of distribution applicable upon Retirement for each Plan Year’s deferrals and Company Contributions (if any). A Participant may elect to change the form of payment applicable upon Retirement for one or more Plan Years in accordance with the requirements of Section 3.5.

(b) Small Benefit Exception. Notwithstanding any Retirement distribution election to the contrary, if on initial commencement of benefits payable by reason of a Participant’s Retirement the aggregate Distributable Amount from (i) a Participant’s Deferral Account(s) to which Scheduled Distribution elections pursuant to Section 6.5 do not apply, and (ii) Company Contribution Account(s), is less than $25,000, such Distributable Amount shall be paid in a lump sum on the applicable Payment Date.

6.2 Termination Distributions. Except as otherwise provided herein, in the event of a Participant’s Termination of Service, the Distributable Amount credited to (i) the Participant’s Deferral Account(s) to which Scheduled Distribution elections pursuant to Section 6.5 do not apply and (ii) Company Contribution Account(s), if any, shall be paid to the Participant in cash on the Payment Date following the Participant’s Termination of Service.

6.3 Disability Distributions. Except as otherwise provided herein, in the event of a Participant’s Disability prior to Separation from Service, the Distributable Amount credited to the Participant’s Deferral Account(s) and Company Contribution Account(s), if any, shall be paid to the Participant in cash on the Payment Date for the Participant’s Disability.

6.4 Death Benefits. In the event that a Participant dies prior to complete distribution of his or her Accounts, a death benefit equal to the total Distributable Amount remaining in the Participant’s Deferral Account(s) and Company Contribution Account(s), if any, shall be paid to the Participant’s Beneficiary in a lump sum on the Payment Date for the Participant’s death.

6.5 Scheduled Distributions.

(a) Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account(s) for each Plan Year’s deferrals; provided that a Scheduled Distribution election shall not apply to Company Contributions for the applicable Plan Year. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including but not limited to earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5. The Committee shall determine the earliest and latest commencement date that may be elected

12

by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to 10 years. A Participant may delay and change the form of a Scheduled Distribution; provided that such delay or change complies with the requirements of Section 3.5.

(b) Requirements to Receive Installments. Notwithstanding any distribution election by a Participant to the contrary, if on commencement of a Scheduled Distribution for a specific Plan Year’s deferrals, either (i) the balance of such Plan Year’s Scheduled Distribution is less than $25,000, or (ii) the Participant has experienced a Termination of Service, then the Scheduled Distribution shall be paid in the form of a single lump sum distribution on the scheduled commencement date.

(c) Relationship to Other Benefits. In the event of (i) a Change in Control pursuant to which an election to receive a distribution has been timely made under Section 6.6, (ii) a Participant’s Disability prior to Separation from Service, or (iii) a Participant’s death, the amounts subject to such Scheduled Distribution (or remaining amounts, in the case of Scheduled Distributions that have commenced installments payments) shall not be distributed under this Section 6.5, but rather shall be distributed in accordance with the other applicable Section of this Article VI.

6.6 Change in Control. In the event that the Participant has made an irrevocable election upon commencement of participation in the Plan to receive a distribution upon the occurrence of a Change in Control, then the Distributable Amount credited to the Participant’s Deferral Account(s) and Company Contribution Account(s), if any, (or remaining Distributable Amount if the Change in Control occurs following commencement of installment payments) shall be paid to the Participant in cash on the Payment Date for the Change in Control.

6.7 Hardship Distributions.

(a) In the event a Participant has suffered a Financial Hardship, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(1) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(2) Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section 6.7 shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s

13

assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(3) The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable, and no later than the end of the calendar month in which the Hardship Distribution determination is made by the Committee.

(b) In the event a Participant receives a hardship distribution under the Company’s, any of its subsidiaries’ or an Employer’s qualified 401(k) plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), the Committee may (i) cancel the Participant’s current deferral elections under the Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article III, to the extent deemed necessary to comply with Treas. Reg. §1.401(k)-1(d)(3).

ARTICLE VII

PAYEE DESIGNATIONS AND LIMITATIONS

7.1 Beneficiaries.

(a) Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to the Committee during the Participant’s lifetime.

(b) Absence of Valid Designation. If a Participant fails to properly designate a Beneficiary, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.

7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

14

7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Board, the Committee, the Company, its subsidiaries and the Employers under the Plan.

ARTICLE VIII

LEAVE OF ABSENCE

8.1 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

8.2 Unpaid Leave of Absence If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III.

ARTICLE IX

ADMINISTRATION

9.1 Committee. The Plan shall be administered by the Committee, which shall have the exclusive right and full discretion to (a) appoint agents to act on its behalf, (b) select and establish Funds, (c) interpret the Plan, (d) decide any and all matters arising hereunder (including, without limitation, the right to remedy possible ambiguities, inconsistencies, or admissions), (e) make, amend and/or rescind such rules as it deems necessary for the proper administration of the Plan and (f) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including but not limited to determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or

15

omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. If the claimant does not furnish sufficient information to enable the Committee to process the claim, the Committee will indicate to the claimant any additional information which is required.

9.3 Notification by the Committee. Except in the case of a claim for Disability benefits, each claim will be approved or disapproved by the Committee within 90 days following the receipt of the information necessary to process the claim, or within 180 days if the Committee determines that special circumstances require an extension of the 90-day period and the claimant is notified of the extension within the original 90-day period. However, in the case of a claim for Disability benefits, the claim will be approved or disapproved by the Committee within 45 days following the receipt of the information necessary to process the claim, or within 75 days if the Committee determines that matters beyond the control of the Plan require an extension of the 45-day period and the claimant is notified of the extension (together with an explanation of the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues) within the original 45-day period, or within 105 days if the Committee determines that matters beyond the control of the Plan require a further extension of the 75-day period and the claimant is notified of the further extension (together with an explanation of the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues) within the original 75-day period. In the case of any extension of the original 45-day period with respect to a claim for Disability benefits, the claimant will be afforded at least 45 days to provide the additional information needed to resolve the issues that prevent a decision on the claim. In the event the Committee denies a claim for benefits (whether Disability benefits or any other benefits) in whole or in part, the Committee will notify the claimant in writing of the adverse benefit determination. Such notice by the Committee will also set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary and an explanation of the Plan’s claim review procedure as set forth in Section 9.4. In the event the Committee denies a claim for Disability benefits in whole or in part, such notice by the Committee will also set forth, in a manner calculated to be understood by the claimant, any specific internal rule, guideline, protocol or other similar criterion that was relied upon in making the adverse determination, or a statement that such rule, guideline, protocol or other criterion was relied upon and that a copy of such rule, guideline, protocol or other criterion will be provided upon written request and free of charge.

9.4 Review Procedures. A claimant may appeal an adverse benefit determination (whether for Disability benefits or any other benefits) by requesting a review of the decision by the Committee or a person designated by the Committee (in either case, the “Appeal

16

Administrator”). An appeal must be submitted in writing to the Appeal Administrator within 60 days (or within 180 days in the case of an adverse Disability benefit determination) after receiving notification of the adverse benefit determination and must (a) request a review of the adverse benefit determination, (b) set forth all of the grounds upon which the claimant’s request for review is based and any facts in support thereof, and (c) set forth any issues or comments which the claimant deems pertinent to the appeal. The claimant will be given the opportunity to submit written comments, documents, records and other information relevant to the claim for benefits and will be provided, upon written request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits, provided the Appeal Administrator finds the requested documents or materials relevant to the claim. The Appeal Administrator will make a full and fair review of each appeal and any materials submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial determination. On the basis of its review, the Appeal Administrator will make an independent determination of the claimant’s eligibility for benefits under the Plan. In addition, any review of an adverse Disability benefit determination (i) will not afford deference to the initial adverse Disability benefit determination, (ii) will not be conducted by the individual who made the initial adverse benefit determination nor any subordinate of such individual, (iii) will require that, in deciding any such appeal that is based in whole or in part on a medical judgment, the Appeal Administrator consult with a health care professional who was not consulted in connection with the initial adverse Disability benefit determination (and who is not a subordinate of any such individual) and who has appropriate training and experience in the field of medicine involved the medical judgment, and (iv) will require identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse Disability benefit determination, without regard to whether the advice was relied upon in making the benefit determination. The Appeal Administrator will act upon each appeal within 60 days (or within 45 days in the case of appeal of an adverse Disability benefit determination) after receipt thereof unless special circumstances require an extension of the time for processing, in which case the Appeal Administrator will notify the claimant within the initial 60-day period (or the initial 45-day period in the case of appeal of an adverse Disability benefit determination) of such special circumstances and will render a decision as soon as possible but not later than 120 days (or not later than 90 days in the case of appeal of an adverse Disability benefit determination) after the appeal is received. The decision of the Appeal Administrator on the appeal of the adverse benefit determination will be final and conclusive upon all parties thereto. In the event the Appeal Administrator denies an appeal in whole or in part, it will give written notice of the determination to the claimant. Such notice will set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination, reference to the specific Plan provisions on which the determination is based, a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim and a statement of the claimant’s right to bring an action under section 502(a) of ERISA, if applicable. In the event the Appeal Administrator denies an appeal of an adverse Disability benefit determination in whole or in part, such notice will also (A) state: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” and (B) set forth, in a manner calculated to be understood by the claimant, any specific internal rule, guideline, protocol or other similar

17

criterion that was relied upon in making the adverse determination, or a statement that such rule, guideline, protocol or other criterion was relied upon and that a copy of such rule, guideline, protocol or other criterion will be provided upon written request and free of charge.

9.5 Legal Action. A claimant’s compliance with the foregoing claims and review provisions of this Article IX is a mandatory prerequisite to a claimant’s right to commence any action with respect to any claim for benefits under the Plan.

ARTICLE X
MISCELLANEOUS

10.1 Termination of Plan. Although the Company and each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company or any Employer will continue the Plan, or will not terminate the Plan, at any time in the future. Accordingly, the Company and each Employer reserves the right to terminate the Plan with respect to all applicable Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants, and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination, the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the immediately preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Company or any Employer may provide that, upon termination of the Plan, all Account balances of the applicable Participants shall be distributed, subject to and in accordance with any rules established by the Company or such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part, in any case either in its totality, or solely with respect to one or more Employers or the Participants of one or more Employers. Notwithstanding the foregoing, no amendment or modification shall adversely affect in any manner any existing accrued benefits of any Participant (including, without limitation, to decrease the value of a Participant’s vested Account balances in existence at the time the amendment or modification is made), absent such Participant’s prior written consent.

10.3 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that the Plan is unfunded for purposes of ERISA and the Code.

18

10.4 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment, or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of the Plan.

10.5 Withholding. The Participant shall make appropriate arrangements with the Company and the Employer for satisfaction of any federal, state and/or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company or the Employer in respect to such payment or the Plan. To the extent permissible under Code Section 409A, the Company, its subsidiaries and the Employers shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company, any of its subsidiaries or any Employer be liable in any respect for any taxes, interest or penalties incurred by any person in connection with Code Section 409A or otherwise.

10.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Board, the Committee, their members, the Employers, the Company and its subsidiaries.

10.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including but not limited to errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under the Plan is required to be included in income by the Participant prior to receipt due to a failure of the Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of his or her Account(s) required to be included in income as a result of the failure of

19

the Plan to comply with the requirements of Code Section 409A, or (b) the unpaid vested Account balance.

10.9 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any other person any right to provide or continue the provision of services in any capacity whatsoever to the Company, any of its subsidiaries or any Employer.

10.10 No Guarantee of Tax Consequences. The Employers, the Company, their subsidiaries, the Board and the Committee make no commitment or guarantee to any Participant that any federal, state and/or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.11 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.12 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices may be permitted by electronic communication according to specifications established by the Committee.

10.13 Headings. Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.14 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.15 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of ERISA Sections 201, 301 and 401, and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, the Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

10.16 Entire Agreement. Unless specifically indicated otherwise, the Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including but not limited to the Employers, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

20

10.17 Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to the Plan which is not resolved by the claims procedures under the Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the Participant in any dispute hereunder and shall in all events award reasonable fees and expenses in the event that the arbitrators find that the Company or any Employer acted in bad faith or with intent to harass, hinder or delay the Participant in the exercise of his or her rights in connection with the matter under dispute.

21

IN WITNESS WHEREOF, the Company has approved the adoption of the Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative

SIRIUS XM HOLDINGS INC.

By	/s/ Dara F. Altman
Dara Altman
Executive Vice President and
Chief Administrative Officer
22